Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

HILLIARD, Ohio – (February 7, 2019) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the third fiscal quarter ended December 31, 2018.

Third Quarter Fiscal 2019 Results

•	Net sales decreased 0.8% to $318.1 million
•	Net income decreased 50.2% to $16.6 million
•	Adjusted EBITDA (Non-GAAP) decreased 13.5% to $48.4 million

Fiscal Year to Date Results

•	Net sales increased 3.0% to $1,112.5 million
•	Net income increased 14.3% to $79.6 million
•	Adjusted EBITDA (Non-GAAP) increased 6.5% to $195.1 million
•	Cash provided by operating activities increased 6.6% to $148.0 million
•	Free cash flow (Non-GAAP) increased 12.6% to $116.9 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We are on track to meet our financial guidance for the year, despite unseasonably wet weather conditions throughout the United States and Canada in November and December which shifted sales some volume from our fiscal third quarter to our fiscal fourth quarter. As we look ahead, we remain focused on improved execution and key strategies to drive above-market growth, while continuing to mitigate inflationary pressures, increase profitability and drive shareholder value. We are confident in the health of our core construction end markets and have a clear line of sight to execute on the guidance we are reaffirming today.”

Barbour continued, “This quarter’s domestic construction market growth of 6% was driven by strength in our non-residential and residential end markets as well as broad-based growth across both Pipe and Allied Products. The agriculture market remained challenged this quarter partially due to weather conditions in key geographies such as the Midwest and Ontario. However, despite the lower than anticipated sales volume, our third quarter Adjusted EBITDA margin was on track to our plan. Recall, the third quarter margin in the prior year was a high-water mark, benefitting from pricing actions we took in September 2017 to get ahead of inflationary pressure on resin due to the hurricanes.”

Third Quarter Fiscal 2018 Results

Net sales decreased 0.8% to $318.1 million, as compared to $320.8 million in the prior year. Domestic net sales increased 0.8% to $279.2 million as compared to $276.9 million in the prior year, driven by strength in construction market sales. International net sales decreased 11.4% to $38.9 million as compared to $44.0 million in the prior year, driven primarily by sales in Canada.

Gross profit decreased 7.0% to $72.4 million, as compared to $77.8 million the prior year quarter. As a percentage of net sales, gross profit decreased 150 basis points to 22.8%, compared to 24.3% in the prior year. The decrease is primarily due to higher inflationary costs on resin, transportation and wages, among others.

Adjusted EBITDA (Non-GAAP) decreased 13.5% to $48.4 million, as compared to $56.0 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA decreased 230 basis points to 15.2% as compared to 17.5% in the prior year. The decrease in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year-to-Date Results

Net sales increased 3.0% to $1,112.5 million, as compared to $1,080.2 million in the prior year. Domestic net sales increased 2.6% to $972.9 million as compared to $948.3 million in the prior year, primarily driven by solid construction market demand, favorable pricing and strong Allied product sales. International net sales increased 5.7% to $139.6 million as compared to $132.0 million in the prior year, driven by growth in Mexico and our Exports business.

Gross profit increased 5.1% to $267.5 million, as compared to $254.4 million the prior year. As a percentage of net sales, gross profit increased 50 basis points to 24.0% compared to 23.5% in the prior year. The increase is primarily due to favorable pricing and cost containment, partially offset by higher inflationary costs on resin, transportation and wages, among others.

Adjusted EBITDA (Non-GAAP) increased 6.5% to $195.1 million, as compared to $183.2 million in the prior year. As a percentage of net sales, Adjusted EBITDA increased 50 basis points to 17.5% as compared to 17.0% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Net cash provided by operating activities increased 6.6% to $148.0 million, as compared to $138.9 million in the prior year. Free cash flow (Non-GAAP) increased 12.6% to $116.9 million, as compared to $103.8 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $294.1 million as of December 31, 2018, a decrease of $68.1 million from March 31, 2018.

Fiscal Year 2019 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company reaffirmed its net sales and Adjusted EBITDA targets for fiscal 2019. Net sales are expected to be in the range of $1.375 billion to $1.425 billion and Adjusted EBITDA is expected to be in the range of $225 to $240 million. Capital expenditures are expected to be approximately $40 to $50 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, February 7, 2019 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 55 manufacturing plants and over 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands, except per share data)	2018	2017	2018	2017
Net sales	$318,113	$320,832	$1,112,515	$1,080,240
Cost of goods sold	245,714	243,006	845,052	825,874
Gross profit	72,399	77,826	267,463	254,366
Operating expenses:
Selling	23,260	22,903	72,156	70,348
General and administrative	22,116	23,788	65,082	74,351
Loss on disposal of assets and costs from exit and disposal activities	144	1,924	1,572	10,468
Intangible amortization	1,976	2,012	5,945	6,071
Income from operations	24,903	27,199	122,708	93,128
Other expense:
Interest expense	5,695	3,086	14,028	12,620
Derivative loss (gains) and other expense (income), net	634	(963)	(86)	(4,456)
Income before income taxes	18,574	25,076	108,766	84,964
Income tax expense (benefit)	2,490	(7,371)	28,968	15,812
Equity in net (income) loss of unconsolidated affiliates	(466)	(768)	225	(496)
Net income	16,550	33,215	79,573	69,648
Less: net income attributable to noncontrolling interest	738	1,110	2,811	1,938
Net income attributable to ADS	15,812	32,105	76,762	67,710
Dividends to redeemable convertible preferred stockholders	(467)	(456)	(1,442)	(1,415)
Dividends paid to unvested restricted stockholders	(25)	(12)	(55)	(47)
Net income available to common stockholders and participating securities	15,320	31,637	75,265	66,248
Undistributed income allocated to participating securities	(1,027)	(2,766)	(6,048)	(5,588)
Net income available to common stockholders	$14,293	$28,871	$69,217	$60,660

Weighted average common shares outstanding:
Basic	57,180	55,917	56,925	55,497
Diluted	57,685	56,459	57,482	56,124
Net income per share:
Basic	$0.25	$0.52	$1.22	$1.09
Diluted	$0.25	$0.51	$1.20	$1.08
Cash dividends declared per share	$0.08	$0.07	$0.24	$0.21

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	December 31, 2018	March 31, 2018
ASSETS
Current assets:
Cash	$19,758	$17,587
Receivables, net	152,538	171,961
Inventories	246,451	263,792
Other current assets	7,641	5,113
Total current assets	426,388	458,453
Property, plant and equipment, net	402,819	399,381
Other assets:
Goodwill	102,423	103,017
Intangible assets, net	38,554	44,437
Other assets	36,856	37,954
Total assets	$1,007,040	$1,043,242
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,165	$26,848
Current maturities of capital lease obligations	23,354	22,007
Accounts payable	66,361	105,521
Other accrued liabilities	67,567	60,560
Accrued income taxes	6,608	6,307
Total current liabilities	190,055	221,243
Long-term debt obligations, net	200,764	270,900
Long-term capital lease obligations	63,541	59,963
Deferred tax liabilities	35,472	32,304
Other liabilities	22,220	25,023
Total liabilities	512,052	609,433
Mezzanine equity:
Redeemable convertible preferred stock	285,117	291,247
Deferred compensation — unearned ESOP shares	(182,980)	(190,168)
Redeemable noncontrolling interest in subsidiaries	-	8,471
Total mezzanine equity	102,137	109,550
Stockholders’ equity:
Common stock	11,433	11,426
Paid-in capital	383,300	364,908
Common stock in treasury, at cost	(9,117)	(8,277)
Accumulated other comprehensive loss	(27,675)	(21,247)
Retained earnings (deficit)	22,017	(39,214)
Total ADS stockholders’ equity	379,958	307,596
Noncontrolling interest in subsidiaries	12,893	16,663
Total stockholders’ equity	392,851	324,259
Total liabilities, mezzanine equity and stockholders’ equity	$1,007,040	$1,043,242

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2018	2017
Cash Flow from Operating Activities
Net income	$79,573	$69,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,912	55,793
Deferred income taxes	2,316	(12,738)
Loss on disposal of assets and costs from exit and disposal activities	1,572	10,468
ESOP and stock-based compensation	16,142	13,086
Amortization of deferred financing charges	561	746
Fair market value adjustments to derivatives	1,976	(1,988)
Equity in net loss (income) of unconsolidated affiliates	225	(496)
Other operating activities	(3,493)	12,046
Changes in working capital:
Receivables	16,768	(14,817)
Inventories	15,705	44,560
Prepaid expenses and other current assets	(2,562)	2,105
Accounts payable, accrued expenses, and other liabilities	(33,673)	(39,504)
Net cash provided by operating activities	148,022	138,909
Cash Flows from Investing Activities
Capital expenditures	(31,130)	(35,124)
Cash paid for acquisitions, net of cash acquired	-	(1,990)
Proceeds from sale of corporate-owned life insurance	-	5,959
Other investing activities	1,109	(570)
Net cash used in investing activities	(30,021)	(31,725)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	331,600	397,450
Payments on Revolving Credit Facility	(376,600)	(431,950)
Payments on Term Loan	-	(72,500)
Proceeds from Senior Notes	-	75,000
Payments on Senior Notes	(25,000)	(25,000)
Debt issuance costs	-	(2,268)
Payments of notes, mortgages, and other debt	(700)	(1,675)
Payments on capital lease obligations	(17,791)	(18,176)
Acquisition of noncontrolling interest in BaySaver	(8,821)	-
Cash dividends paid	(21,084)	(13,511)
Proceeds from exercise of stock options	3,937	7,606
Repurchase of common stock	-	(7,947)
Other financing activities	(920)	(1,558)
Net cash provided by financing activities	(115,379)	(94,529)
Effect of exchange rate changes on cash	(451)	(698)
Net change in cash	2,171	11,957
Cash at beginning of period	17,587	6,450
Cash at end of period	$19,758	$18,407

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended			Nine Months Ended
(Amounts in thousands	December 31,		%	December 31,		%
except percentages)	2018	2017	Variance	2018	2017	Variance
Domestic
Pipe	$196,675	$198,713	(1.0%)	$688,025	$683,512	0.7%
Allied Products	82,504	78,159	5.6%	284,921	264,741	7.6%
Domestic net sales	$279,179	$276,872	0.8%	$972,946	$948,253	2.6%
International
Pipe	$29,580	$33,231	(11.0%)	$108,036	$101,560	6.4%
Allied Products	9,354	10,729	(12.8%)	31,533	30,427	3.6%
International net sales	$38,934	$43,960	(11.4%)	$139,569	$131,987	5.7%
Consolidated
Pipe	$226,255	$231,944	(2.5%)	$796,061	$785,072	1.4%
Allied Products	91,858	88,888	3.3%	316,454	295,168	7.2%
Net sales	$318,113	$320,832	(0.8%)	$1,112,515	$1,080,240	3.0%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income

The impact of the ESOP on net income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income attributable to ADS	$15,812	$32,105	$76,762	$67,710
ESOP deferred compensation	2,724	2,737	11,113	7,946

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Shares in thousands)	2018	2017	2018	2017
Weighted average common shares outstanding - Basic	57,180	55,917	56,925	55,497
Conversion of preferred shares	17,675	18,219	17,777	18,386
Unvested restricted shares	80	270	85	270

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$16,550	$33,215	$79,573	$69,648
Depreciation and amortization	17,549	17,852	52,912	55,793
Interest expense	5,695	3,086	14,028	12,620
Income tax expense (benefit)	2,490	(7,371)	28,968	15,812
EBITDA	42,284	46,782	175,481	153,873
Derivative fair value adjustments	1,067	(145)	1,209	(735)
Foreign currency transaction (gains) losses	(423)	(430)	224	(2,878)
Loss on disposal of assets and costs from exit and disposal activities	144	1,924	1,572	10,468
Unconsolidated affiliates interest, tax, depreciation and amortization	587	637	1,237	2,060
Contingent consideration remeasurement	(8)	1	(15)	33
Stock-based compensation expense	1,658	1,640	5,029	5,140
ESOP deferred stock-based compensation	2,724	2,737	11,113	7,946
Executive retirement (benefit) expense	50	73	(228)	982
Restatement-related (benefit) costs	(742)	888	(1,938)	3,390
Legal settlement	-	1,800	-	1,800
Transaction costs	83	92	404	1,149
Strategic growth and operational improvement initiatives	1,010	-	1,010	-
Adjusted EBITDA	$48,434	$55,999	$195,098	$183,228

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended December 31,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$13,333	$3,217	$29,755	$3,460
Depreciation and amortization	15,690	1,859	15,804	2,048
Interest expense	5,621	74	3,007	79
Income tax expense (benefit)	1,885	605	(9,117)	1,746
EBITDA	36,529	5,755	39,449	7,333
Derivative fair value adjustments	1,067	-	(145)	-
Foreign currency transaction (gains) losses	-	(423)	-	(430)
Loss on disposal of assets and costs from exit and disposal activities	89	55	1,940	(16)
Unconsolidated affiliates interest, tax, depreciation and amortization	-	587	315	322
Contingent consideration remeasurement	(8)	-	1	-
Stock-based compensation expense	1,658	-	1,640	-
ESOP deferred stock-based compensation	2,724	-	2,737	-
Executive retirement (benefit) expense	50	-	73	-
Restatement-related (benefit) costs	(742)	-	888	-
Legal settlement	-	-	1,800	-
Transaction costs	83	-	92	-
Strategic growth and operational improvement initiatives	1,010	-	-	-
Adjusted EBITDA	$42,460	$5,974	$48,790	$7,209

	Nine Months Ended December 31,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$70,539	$9,034	$61,837	$7,811
Depreciation and amortization	47,281	5,631	49,725	6,068
Interest expense	13,812	216	12,363	257
Income tax expense (benefit)	26,660	2,308	12,583	3,229
EBITDA	158,292	17,189	136,508	17,365
Derivative fair value adjustments	1,209	-	(735)	-
Foreign currency transaction gains (losses)	-	224	-	(2,878)
Loss on disposal of assets and costs from exit and disposal activities	961	611	10,253	215
Unconsolidated affiliates interest, tax, depreciation and amortization	-	1,237	886	1,174
Contingent consideration remeasurement	(15)	-	33	-
Stock-based compensation expense	5,029	-	5,140	-
ESOP deferred stock-based compensation	11,113	-	7,946	-
Executive retirement expense (benefit)	(228)	-	982	-
Restatement-related costs	(1,938)	-	3,390	-
Legal settlement	-	-	1,800	-
Transaction costs	398	6	1,149	-
Strategic growth and operational improvement initiatives	1,010	-	-	-
Adjusted EBITDA	$175,831	$19,267	$167,352	$15,876

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2018	2017
Net cash flow from operating activities	$148,022	$138,909
Capital expenditures	(31,130)	(35,124)
Free cash flow	$116,892	$103,785